Exhibit 99.1

P R E S S   R E L E A S E

FOR ADDITIONAL INFORMATION:
Contact Christy Coulston,
Vice President & Marketing Director
(707) 935-3200

Sonoma Valley Bancorp, Announces Agreement with Regulators

SONOMA, California May 24, 2010 - Sonoma Valley Bancorp, (OTC Bulletin Board: SBNK), today announced that its wholly owned subsidiary, Sonoma Valley Bank, has entered into an agreement with its regulators to continue taking actions to strengthen its financial condition and operations.

Sean Cutting, President and CEO of Sonoma Valley Bank, stated, “Sonoma Valley Bank has been working closely with the FDIC and the California Department of Financial Institutions since January, 2010.  On May 18th, we entered into a Consent Order with our regulators that formalizes steps which are already underway and that we and our regulators feel are necessary to maintain the Bank’s financial health and its ability to provide high levels of service to our customers.”

The agreement commits Sonoma Valley Bank, among other items, to the following:

•	Increase to and maintain a Tier 1Capital Ratio of at least 10.00% and a Total
        Risk Based Capital Ratio of at least 12.00% by August 15, 2010.

•
Take specific actions to improve the quality of the Bank’s loan portfolio, including adoption of new policies and procedures to monitor risk in the loan portfolio, have and retain qualified management and prepare and submit quarterly progress reports while the Consent Order is in effect.

Customer deposit accounts are unaffected by the regulatory agreement.  Deposits remain fully covered by FDIC insurance to at least $250,000 per depositor.  In addition, non-interest bearing transaction accounts and qualified interest bearing (NOW) checking accounts are fully guaranteed by the FDIC for an unlimited amount of coverage under the FDIC’s Transaction Account Guarantee (TAG) Program, in which Sonoma Valley Bank is a participant.  The coverage under the TAG Program is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance protection.

As the Sonoma Valley’s only locally owned community bank, Sonoma Valley Bank’s Board of Directors, Management and employees are intent on restoring the financial strength and resources needed to continue to serve its loyal customers over the ensuing years.

Full details of the Consent Order, can be found on the Sonoma Valley Bank website (www.sonomavalleybank.com), under the Investor Relations tab/SEC/ SEC Link or  http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=1120427

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders.  These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies.  Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition.  In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release.  The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.